(h)(1)(i)

AMENDED SCHEDULE A

with respect to the

ADMINISTRATION AGREEMENT

between

ING VP MONEY MARKET PORTFOLIO

and

ING FUNDS SERVICES, LLC

Administrative Services Fee
Series	(as a percentage of managed assets)
ING VP Money Market Portfolio	0.055% on the first $5 billion 0.030% over $5 billion